Exhibit 99.1
SUNEDISON, INC. ANNOUNCES APPOINTMENT OF CLAYTON C. DALEY, JR.
TO THE COMPANY’S BOARD OF DIRECTORS

MARYLAND HEIGHTS, MO., August 5, 2014 /PRNewswire/ - SunEdison, Inc. (NYSE: SUNE) announced today that the Company’s Board of Directors has appointed former Vice Chairman and Chief Financial Officer of The Procter & Gamble Company, Clayton C. Daley, Jr., as a new independent member of the Board and as a member of the Audit Committee. Mr. Daley’s term is effective as of August 1, 2014.

Mr. Daley, 62, brings 35 years of executive, branding, strategy and financial experience at large, multinational corporations to the Board, most recently having served as Chief Financial Officer beginning in 1998 and then as Vice Chairman and Chief Financial Officer of The Procter & Gamble Company, a consumer products company, until his retirement in September 2009. Mr. Daley began his career with The Procter & Gamble Company in 1974 and served in roles of increasing importance during his 35-year career at The Proctor & Gamble Company.

“The appointment of Mr. Daley adds further global experience and a track record of proven financial and branding expertise to the SunEdison Board of Directors,” said Manny Hernandez, Chairman of SunEdison’s Board of Directors. “His strong background will continue to guide and strengthen both the Board and our leadership team as we continue to focus on pursuing growth initiatives that will add value for our shareholders.”

Mr. Daley currently serves on the Board of Directors and is Chairman of the Audit Committee and a member of the Compensation and Option Committee of Starwood Hotels & Resorts Worldwide, Inc., a hotel and leisure company, and serves on the Board of Directors of Foster Wheeler AG, an international engineering, construction and project management contractor. Previously, he served as Chairman of the Audit Committee and a member of the Compensation and Executive Development and Governance and Nominating Committees of Nucor Corporation, a manufacturer of steel and steel products.

He holds a Bachelor of Arts in Economics from Davidson College and a Masters of Business Administration from Ohio State University.

About SunEdison
SunEdison is a global leader in transforming how energy is generated, distributed and owned. SunEdison manufactures solar technology and develops, finances, installs and operates distributed solar power plants, delivering predictably priced electricity and services to its residential, commercial, government and utility customers. SunEdison also provides 24/7 asset management, monitoring and reporting services for hundreds of solar systems worldwide via the company’s Renewable Operation Center (ROC). SunEdison has offices in North America, Europe, Latin America, Africa, India and Asia. SunEdison's common stock is listed on the New York Stock Exchange under the symbol "SUNE." To learn more visit www.sunedison.com.

Contacts:
Media:
Gordon Handelsman
SunEdison U.S.A.
ghandelsman@sunedison.com
+1 650-632-6120

Investors/Analysts:
Chris Chaney

Director, Investor Relations
(636) 474-5226